                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(c)(2))

                              ITT INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

1    9    9    9

NOTICE OF ANNUAL MEETING

                                                             AND PROXY STATEMENT

                                                                        ITT Logo

                                                                [ITT Letterhead]
Travis Engen
Chairman and Chief Executive                               ITT Industries

                                                           4 West Red Oak Lane
                                                           White Plains, NY
                                                           10604

                                                                  March 29, 1999

Dear Fellow Shareholders:

The 1999 Annual Meeting of ITT Industries will be held at 10:30 a.m. on Thursday, May 13, 1999 at Reid Hall, Manhattanville College, 2900 Purchase Street, Purchase, New York.

Your vote is very important! Be sure that your shares are represented, whether or not you plan to attend the meeting.

This year for the first time, if you are the registered owner of ITT Industries stock, you may vote your shares by making a toll-free telephone call or using the internet. As always, you also may vote your shares by returning your proxy form by mail. Details of these voting options are explained in the Proxy Statement that follows. You also can find useful instructions on the enclosed proxy form.

If you are a beneficial owner and someone else, such as your bank or broker, is the owner of record, they will communicate with you about how to vote your shares.

The Annual Report and the Proxy Statement contain important information about ITT Industries and about its Board of Directors and executive officers. Please read these documents carefully. Throughout the year, please visit our web site at http://www.ittind.com or call 1-800-IIN-INFO for information about current developments at ITT Industries.

                                          Very truly yours,

                                       /s/ Travis Engen

[ITT Industries Logo]

                                                                  March 29, 1999

                         NOTICE OF 1999 ANNUAL MEETING

The 1999 Annual Meeting of ITT Industries, Inc. will be held on Thursday, May 13, 1999 at 10:30 a.m. in Reid Hall at Manhattanville College, 2900 Purchase Street, Purchase, New York.

The purpose of the 1999 Annual Meeting is to elect nine Directors and to ratify the Board of Directors' appointment of Arthur Andersen LLP as ITT Industries' independent auditors for 1999.

The record date for the meeting is March 15, 1999. If you were a shareholder at the close of business on the record date, you are entitled to vote.

                                          By order of the Board of Directors,
                                          /s/ Gwenn L. Carr
                                          Gwenn L. Carr
                                          Vice President and Secretary

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Information About Voting....................................    1
Proposals to be Voted on at the 1999 Annual Meeting.........    4
   A.   Election of Directors...............................    4
   B.   Appointment of the Independent Auditors.............    9
Information About the Board of Directors....................   10
Report of the Compensation and Personnel Committee..........   16
Performance Graph...........................................   21
Compensation of Executive Officers..........................   22
Option Grants During 1998...................................   24
Aggregated Option Exercises During 1998.....................   25
Long-Term Incentive Plan -- 1998 Awards.....................   25
Employment Agreement with the Chief Executive...............   26
Senior Executive Severance Pay Plan.........................   26
Special Senior Executive Severance Pay Plan.................   27
Change of Control Arrangements..............................   28
Salaried Retirement Plan....................................   29
Ownership of ITT Industries' Stock..........................   31
Stock Ownership of Directors and Executive Officers.........   32

                                PROXY STATEMENT

In connection with the Board of Directors' solicitation of proxies for ITT Industries' 1999 Annual Meeting, beginning March 29, 1999, this proxy statement is being sent to those who were shareholders of record as of March 15, 1999.
                           -------------------------

                            INFORMATION ABOUT VOTING

WHY THE BOARD SOLICITS PROXIES FROM SHAREHOLDERS.   In order to vote your
shares, you must attend the annual meeting and vote in person or appoint a proxy to vote on your behalf. Because it would be impossible for all shareholders to attend the meeting in person, the Board of Directors recommends that you appoint the three people named on the accompanying proxy form to act as your proxies at the 1999 Annual Meeting.

If you appoint the proxies, they will vote your shares in accordance with your voting instructions. If you appoint the proxies, but do not provide voting instructions, they will vote as recommended by the Board of Directors. The proposals to be voted on and the Board's voting recommendations are described on the following pages 4 through 9. If any other matters not described in this proxy statement are properly brought before the meeting for a vote, the proxies will use their discretion in deciding how to vote on those matters.

This proxy statement and ITT Industries' 1998 Annual Report to Shareholders contain the information that regulations of the Securities and Exchange Commission require the Board of Directors to provide to shareholders when their proxies are solicited.

PROXY VOTING PROCEDURES.   You may vote in any one of the following ways:

- BY THE INTERNET, if you have internet access. To vote by the internet, follow the internet voting instructions on the proxy form that is enclosed with this proxy statement.

- BY TELEPHONE, if you call from the United States or Canada. To vote by telephone, follow the telephone voting instructions on the proxy form.

- BY MAIL.   To vote by mail, mark your voting instructions on the proxy form, sign the form, and return it in the enclosed envelope. If you do that, the proxies, who are named on the proxy form, will vote your shares as you have instructed them to do. If you wish, you also may simply sign and return the proxy form without specifying how you want your shares to be voted. If you do that, you would be authorizing the proxies to vote your shares for the election of the nine nominees for Director and for the ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors for 1999.

DISCRETIONARY VOTING BY PROXIES.   Apart from the election of Directors and the
appointment of auditors, the Board of Directors did not receive any notice during the advance notice period that began February 13, 1999 and ended on March 5, 1999 that any other matter might be presented for a vote at the 1999 Annual Meeting. However, if another matter were to be presented, the proxies would use their discretion in deciding whether to vote for or against it.

REVOKING YOUR PROXY.   You may revoke your proxy at any time before it is voted
by granting a new proxy or by voting in person at the 1999 Annual Meeting.

SHARES OUTSTANDING.   As of the March 15, 1999 record date for the 1999 Annual
Meeting, 89,198,976 shares of the Company's common stock were outstanding. Each of those outstanding shares is entitled to one vote on each matter to be voted on at the 1999 Annual Meeting.

QUORUM.   In order for business to be conducted at the 1999 Annual Meeting, there must be a quorum. If the holders of a majority of ITT Industries' outstanding shares are present in person or represented by proxies at the meeting, there will be a quorum.

VOTES REQUIRED TO ELECT DIRECTORS OR APPROVE A PROPOSAL.   Indiana law, the law
of the state in which ITT Industries is incorporated, provides that directors are elected by a plurality of the votes cast. That means that the nine nominees who receive the highest number of votes will be elected the Directors of ITT Industries. Any other matter voted on at the 1999 Annual Meeting, including the appointment of auditors, will be approved if the number of shares voted in favor of it is larger than the number of shares voted against it.

ABSTENTIONS AND BROKER NON-VOTES.   Abstentions and broker non-votes will be
counted in order to determine whether there is a quorum; however, they will not be counted as votes for or against any matter. Therefore, abstentions and broker non-votes will not have any effect on the outcome of the vote.

VOTING BY EMPLOYEE PARTICIPANTS IN ITT INDUSTRIES' SAVINGS PLANS.   If you
participate in any of ITT Industries' savings plans for salaried or hourly employees, your plan trustee will vote the ITT Industries shares credited to your savings plan account in accordance with your voting instructions. The trustee votes the shares on your behalf because you are the beneficial owner, not the record owner of the shares credited to your account. The trustees will vote the savings plan shares for which they do not receive voting instructions in the same proportion as the shares for which they received voting instructions.

If you are a participant in the savings plan for salaried employees and also are a record owner of ITT Industries common stock, you will receive one proxy form that reflects your savings plan shares and the other shares you own, including any shares held in the Dividend Reinvestment Plan. The number of plan and other shares that you own will be set out separately on the proxy form.

NUMBER OF ITT INDUSTRIES SHARES HELD BY PARTICIPANTS IN THE COMPANY'S EMPLOYEE
SAVINGS PLANS.   As of March 15, 1999, Bankers Trust Company held 8,179,803 shares of ITT Industries' common stock (approximately 9.17% of the outstanding shares) as trustee of the salaried employees savings plan, and Northern Trust Company, Inc. held approximately 231,750 shares (less than 3/10 of 1% of the outstanding shares) as trustee for the hourly employees savings plans.

INSPECTORS OF ELECTION AND CONFIDENTIAL VOTING.   Representatives of CT
Corporation System will act as the Inspectors of Election for the 1999 Annual Meeting. They will monitor the voting and certify whether the votes of shareholders are being kept in confidence in compliance with ITT Industries' confidential voting policy.

COST OF THE SOLICITATION.   ITT Industries has appointed Georgeson & Company
Inc. to assist with the solicitation of proxies from its registered owners for a fee of $25,000 plus expenses. ITT Industries also will reimburse brokers, nominees, custodians and fiduciaries for their costs of sending the proxy materials to the beneficial owners. Directors, officers or other regular employees of ITT Industries also may solicit proxies from shareholders in person, or by telephone, facsimile transmission or other electronic means of communication.

SHAREHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING.   Rule 14a-8 of the
Securities and Exchange Commission establishes the eligibility requirements and the procedures that must be followed for a shareholder's proposal to be included in a public company's proxy materials. Under the rule, if a shareholder wishes to include a proposal in ITT Industries' proxy materials for its next annual meeting, the proposal must be received by ITT Industries on or before November 30, 1999.

ADVANCE NOTICE PROVISIONS.   An ITT Industries shareholder who wishes to present
a matter for action at ITT Industries' next annual meeting, but chooses not to do so under SEC Rule 14a-8, must deliver to ITT Industries, on or before November 30, 1999, a notice containing the information required by the advance notice and other provisions of the Company's By-Laws. A copy of the By-Laws may be obtained from the Secretary of ITT Industries.

              PROPOSALS TO BE VOTED ON AT THE 1999 ANNUAL MEETING

A. ELECTION OF DIRECTORS

The Board of Directors has nominated nine men and women for election as Directors at the 1999 Annual Meeting. Each of the nominees is currently serving as a Director of ITT Industries and has agreed to continue to serve if elected. If unforeseen circumstances arise before the annual meeting, and a nominee becomes unable to serve, the Board of Directors could reduce the size of the Board or nominate someone else for election. In that situation, if the Board nominates someone else, the proxies could use their discretion to vote for that other person. Each Director elected at the 1999 Annual Meeting will be elected to serve as a Director until ITT Industries' next annual meeting.

S. Parker Gilbert, who has served as a Director of ITT Industries and its corporate predecessor since 1991, is retiring from the Board effective at the 1999 Annual Meeting. Upon his retirement, the size of the Board will be reduced to nine Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE FOLLOWING NINE NOMINEES:

                             TRAVIS ENGEN
[PHOTO]                      Chairman and Chief Executive of ITT Industries, Inc.

Mr. Engen, 54, has been chairman and chief executive of ITT Industries since December 1995. From December 1995 through October 27, 1998, he also was the president of the company. From January 1991 through December 19, 1995, Mr. Engen was an executive vice president of ITT Corporation, the corporate predecessor of ITT Industries. From 1987 until January 1991, he was a senior vice president of ITT Corporation and chief executive officer of ITT Defense, Inc. Mr. Engen is a director of Lyondell Chemical Company and Alcan Aluminium Limited. He is a member of The Business Roundtable and the Manufacturers Alliance Board of Trustees. He also is a director of Fundacion Chile, a non-profit research organization in Chile. Mr. Engen has a BS degree in Aeronautics and Astronautics from the Massachusetts Institute of Technology.

Mr. Engen has been a Director of ITT Industries since December 1995.

                             RAND V. ARASKOG
                             Chairman and Chief Executive of ITT Corporation (retired), a hotel, gaming, entertainment and information services
[PHOTO]                      company

Mr. Araskog, 67, was chairman and chief executive of ITT Corporation from December 1995 until March 1998. Previously, he had served as the chief executive of the corporate predecessor of ITT Industries from 1979 and as its chairman from 1980. He is a director of Alcatel, Dow Jones & Company, Hartford Financial Services Group, Inc., Rayonier Inc., and Shell Oil Company. He is a graduate of the U.S. Military Academy at West Point and attended the Harvard Graduate School of Arts and Sciences.

Mr. Araskog has been a Director of ITT Industries or its predecessor since 1977.

                             ROBERT A. BURNETT
                             Chairman and Chief Executive Officer of Meredith
[PHOTO]                      Corporation(retired), a diversified media company

Mr. Burnett, 71, was chairman of Meredith Corporation from 1988 until his retirement in 1992. He was president and chief executive officer of Meredith from 1977 and relinquished the latter office in 1989. He is a director of Hartford Financial Services Group, Inc. and Whirlpool Corporation. He is a member of the Board of Trustees of Grinnell College, Grinnell, Iowa and a director of The Greater Des Moines Committee and the Des Moines Art Center. Mr. Burnett has a BA degree in economics from the University of Missouri.

Mr. Burnett has been a Director of ITT Industries or its predecessor since 1985.

                             CURTIS J. CRAWFORD
                             President and Chief Executive Officer of ZiLOG Inc., a
[PHOTO]                      manufacturer of integrated circuits

Mr. Crawford, 51, has been president and chief executive of ZiLOG Inc. since early 1998. Previously, from 1993, he was president of Microelectronics Group, a unit of Lucent Technologies, Inc. and vice president and co-chief executive officer of Microelectronics from 1991 to 1993. From 1988 to 1991, he was vice president of sales, service and support at AT&T Computer Systems. From 1973 to 1988, Mr. Crawford held various positions at International Business Machines Corporation. Mr. Crawford is a director of ZiLOG Inc. and Dupont Corporation. Mr. Crawford has an MA degree from Governors State University and an MBA from DePaul University. Governors State University awarded him an honorary doctorate in 1996.

Mr. Crawford has been a Director of ITT Industries since 1996.

                             MICHEL DAVID-WEILL
                             Chairman and Chief Executive of Lazard Freres & Co. LLC,
[PHOTO]                      investment bankers

Mr. David-Weill, 66, has been chairman and chief executive of Lazard Freres & Co. LLC since May 1, 1995 when Lazard Freres & Co., of which he had been senior partner since 1977, was restructured and its name changed. He became a partner in Lazard Freres & Co., New York, in 1961, where he served until 1965. In 1965, he became a partner in Lazard Freres & Cie., Paris, and a director of Lazard Brothers & Co. Limited, London. Mr. David-Weill is a director of a number of corporations, including Groupe Danone and Publicis S.A. in France; Pearson plc in England, The Dannon Company, Inc. and the New York Stock Exchange, Inc. in the United States, as well as other companies of which Lazard Freres & Cie, Paris, or one of its affiliates, is the principal shareholder. He is a graduate of the Institut des Sciences Politiques, Paris, France.

Mr. David-Weill has been a Director of ITT Industries or its predecessor since 1981.

                             CHRISTINA A. GOLD
                             President and Chief Executive Officer of The Beaconsfield
[PHOTO]                      Group, Inc., a global business advisor

Mrs. Gold, 51, formed The Beaconsfield Group in March 1998. Previously, she was executive vice president, global direct selling development of Avon Products, Inc. from February 1997 to March 1998, and senior vice president of Avon Products and president of Avon North America from 1993 to 1997. From 1989 to 1993, Mrs. Gold was president of Avon Canada. She is a director of The Torstar Corporation. Mrs. Gold also is a director of The Conference Board, Inc. of Canada and vice chairman and a trustee of The Conference Board, Inc. in New York. She is a member of the Advisory Council of Carleton University and a member of the board of the Direct Selling Education Foundation. Mrs. Gold is a graduate of Carleton University, Ottawa.

Mrs. Gold has been a Director of ITT Industries since 1997.

                             EDWARD C. MEYER
                             Chairman of Mitretek Systems, a professional and technical
[PHOTO]                      services provider

General Meyer, 70, retired in 1983 as chief of staff of the United States Army. He is a director of the Brown Group, Aegon U.S.A. and GRC International. He is a managing partner of Cilluffo Associates Limited Partnership, chairman of Mitretek, a trustee of the George C. Marshall Foundation, and a board member of the Smith Richardson Foundation. He is the president of the Army Emergency Relief Association and a member of the Board of Overseers of the Hoover Institution and the Board of Advisors of the Center for Strategic and International Studies. General Meyer received a BS degree in engineering from the U. S. Military Academy at West Point and an MS degree in international affairs from George Washington University.

General Meyer has been a Director of ITT Industries or its predecessor since
1986.

                             LINDA S. SANFORD
                             General Manager, Global Industries,
                             International Business Machines Corporation, an information
[PHOTO]                      technology company

Since January 1998, Mrs. Sanford, 44, has been the general manager of Global Industries which manages relationships with IBM's large customers, develops industry-specific applications to solve supply chain, payment and customer care business problems and helps customers implement their business strategies through the application of information technology. Previously, she was general manager of IBM's S/390 Division, which develops, manufactures and markets large-enterprise systems. Mrs. Sanford joined IBM in 1975 as an engineer in the Typewriter Division, and since then has held a number of executive positions at IBM. Mrs. Sanford is a member of the Women in Technology International Hall of Fame and the National Association of Engineers. She is a graduate of St. John's University and earned an MS degree in operations research from Rensselaer Polytechnic Institute.

Mrs. Sanford was elected a Director of ITT Industries in July 1998.

                             SIDNEY TAUREL
                             Chairman, President and Chief Executive, Eli Lilly and
[PHOTO]                      Company, a pharmaceutical company

Mr. Taurel, 50, has been chairman of Eli Lilly since January 1999, and chief executive since July 1998. From February 1996 to 1998, he was president and chief operating officer of Eli Lilly and executive vice president from 1993 to 1996. Mr. Taurel joined Eli Lilly International Corporation in 1971, was appointed vice president of its European operations in 1983, and president in 1986. He was elected executive vice president of the pharmaceutical division of Eli Lilly in 1991. In 1993, he became president of the pharmaceutical division and executive vice president of Eli Lilly. Mr. Taurel is a director of Eli Lilly and Company and McGraw-Hill Companies Inc. He is a member of the Board of Overseers of the Columbia University Business School and the Board of the RCA Tennis Championships. He also is a trustee of the Indianapolis Museum of Art. Mr. Taurel is a graduate of the Ecole des Hautes Etudes Commerciales, Paris, France, and received an MBA from Columbia University.

Mr. Taurel has been a Director of ITT Industries since 1996.

B. APPOINTMENT OF THE INDEPENDENT AUDITORS

Subject to the shareholders' ratification, the Board of Directors has appointed Arthur Andersen LLP as ITT Industries' independent auditors for 1999. Arthur Andersen has served as independent auditors of the business units of ITT Industries for many years, and this long-term knowledge enables the firm to carry out its audits effectively and efficiently.

Representatives of the firm attend all meetings of the Audit Committee of the Board of Directors. In keeping with Arthur Andersen's long-standing policy, the partners and employees of the firm who conduct the audits of ITT Industries are rotated periodically.

Representatives of Arthur Andersen will attend the annual meeting, and will be able to make a statement at the meeting if they wish. They also will be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT AUDITORS OF ITT INDUSTRIES FOR 1999.

                    INFORMATION ABOUT THE BOARD OF DIRECTORS

RESPONSIBILITIES OF THE BOARD OF DIRECTORS.   The Board sets policy for ITT
Industries and advises and counsels the chief executive and the executive officers who manage the company's business and affairs. The Board is responsible for assuring

     - that there is continuity in the leadership of ITT Industries;

     - that management develops sound business strategies;

     - that adequate capital and managerial resources are available to implement the business strategies;

     - that ITT Industries' systems of financial reporting and internal control are adequate and properly implemented; and

     - that ITT Industries' businesses are conducted in conformity with applicable laws and regulations.

INDEPENDENT DIRECTORS.   ITT Industries' By-laws require that a majority of the
Directors at all times shall be independent directors. The By-Laws also require all members of the Audit, Compensation and Personnel, and Nominating and Governance Committees to be independent directors. The By-laws define an independent director as someone who

     - has not been employed by ITT Industries in an executive capacity within the past five years;

     - is not, and is not affiliated with a company or a firm that is, an advisor or consultant to ITT Industries;

     - is not affiliated with a significant customer or supplier of ITT Industries;

     - does not have a personal services contract with ITT Industries;

     - is not related to any of the persons described above; and

     - is free of any other relationship that would interfere with the director's exercise of independent judgment.

COMMITTEES OF THE BOARD OF DIRECTORS.   The five standing Committees of the
Board that are described below perform essential corporate governance functions. The post of Committee Chairman and the members of the Committee are rotated periodically to assure that fresh points of view are reflected.

AUDIT COMMITTEE

Members:                  S. Parker Gilbert, Chairman
                           Sidney Taurel, Chairman elect
                           Curtis J. Crawford
                           Linda S. Sanford

\Meetings in 1998:         4

Responsibilities:          - Selects the independent auditors, subject to the
                              approval of the Board of Directors and the
                             ratification of the shareholders.

                           - Reviews and approves the annual internal and
                             external audit plans and monitors the progress of the audits throughout the year.

                           - Reviews the annual audit results.

                           - Reviews and approves the audited annual financial
                             statements.

                           - Reviews the unaudited interim financial statements.

                           - Reviews and approves audit fees.

                           - Assures that ITT Industries develops and maintains
                             adequate internal control policies and procedures and monitors compliance with those policies and procedures.

                           - Oversees the investment of the pension plan assets.

                           - Inspects the expense accounts of ITT Industries'
                             chief executive and corporate officers.

                           - Meets privately with the independent auditors at
                             least twice a year and with the internal auditors at least twice a year.

CAPITAL COMMITTEE

Members:                  Travis Engen, Chairman
                           Rand V. Araskog
                           Robert A. Burnett
                           Curtis J. Crawford
                           Michel David-Weill
                           S. Parker Gilbert
                           Christina A. Gold
                           Edward C. Meyer
                           Linda S. Sanford
                           Sidney Taurel

Meetings in 1998:          8

Responsibilities:          - Reviews and approves ITT Industries' long-term
                              strategies.

                           - Reviews ITT Industries' capital and research,
                             development and engineering budgets.

                           - Reviews and approves ITT Industries' significant
                             investments in new businesses, joint ventures and partnerships.

                           - Reviews and approves ITT Industries' acquisitions
                             and dispositions of significant businesses.

COMPENSATION AND PERSONNEL COMMITTEE

Members:                  Robert A. Burnett, Chairman
                           Curtis J. Crawford
                           Edward C. Meyer

Meetings in 1998:          7

Responsibilities:          - Approves ITT Industries' executive compensation
                              program and oversees the administration of the
                             program.

                           - Evaluates senior management performance and
                             approves individual compensation actions for the chief executive and for all corporate officers.

                           - Oversees the establishment and administration of
                             ITT Industries' benefit programs.

                           - Empowered to select and retain independent
                             compensation and benefits consultants and other outside counsel to provide independent advice to the Committee about ITT Industries' current and proposed executive compensation and employee benefit programs. In 1998 and prior years, the Committee sought the advice of independent consultants and counsel about ITT Industries' executive compensation program.

CORPORATE RESPONSIBILITY COMMITTEE

Members:                  Curtis J. Crawford, Chairman
                           Robert A. Burnett
                           Christina A. Gold
                           Sidney Taurel

Meetings in 1998:          5

Responsibilities:          - Reviews and makes recommendations concerning
                              ITT Industries' roles and responsibilities as a
                             corporate citizen.

                           - Reviews and considers major claims and litigation
                             involving ITT Industries and its subsidiaries.

                           - Examines ITT Industries' programs and policies for
                             effecting compliance with laws and regulations, including environmental laws and regulations.

                           - Meets annually with the Corporate Compliance
                             Officer to assess the adequacy and effectiveness of ITT Industries' Code of Corporate Conduct and to review any violations of the Code.

NOMINATING AND GOVERNANCE COMMITTEE

Members:                  Edward C. Meyer, Chairman
                           Robert A. Burnett
                           Sidney Taurel

Meetings in 1998:          7

Responsibilities:          - Evaluates and makes recommendations to the
                              Board of Directors about the composition and
                             structure of the Board.

                           - Makes recommendations to the Board of Directors
                             concerning the qualifications, compensation and retirement age of Directors.

                           - Administers the Board evaluation process.

                           - Proposes nominees for election to the Board of
                             Directors.

                           - Makes recommendations to the Board of Directors
                             concerning the appointment of Directors to Board Committees and the selection of Board Committee Chairmen.

                           - The Committee will consider shareholder nominations
                             for directors that meet the requirements of ITT Industries' By-laws. (A copy of the nomination requirements may be obtained from the Secretary of ITT Industries).

During 1998, there were 8 regularly scheduled Board meetings, 4 special Board meetings, and a total of 43 Committee meetings. All directors other than Mr. David-Weill and Mr. Crawford attended more than 75% of the aggregate of all meetings of the Board and the Committees on which they served. Mr. Crawford attended 75% of all Board meetings and more than 70% of all meetings of the Board of Directors and the Committees on which he served.

For 1999, the Board has scheduled six regular meetings. In conjunction with the regular meetings, those Directors who are not employees of ITT Industries meet privately at least three times a year.

COMPENSATION OF DIRECTORS.   Directors other than Mr. Engen, who is an employee
of ITT Industries, are paid annual retainers of $50,000 and attendance fees of $1,000 for each Board and Committee meeting they attend. Attendance fees are paid in cash. The annual retainer is paid in shares of restricted stock that are held in escrow until the restrictions lapse. The number of restricted shares is determined by dividing into $50,000 the average of the high and low sales prices per share of ITT Industries' common stock on the date of the annual meeting. Any fractional share is paid in cash. Directors receive dividends on the restricted shares and may vote the shares during the escrow period.

Each Director's restricted shares are held in escrow until one of the following events occurs:

     - the fifth anniversary of the grant of the shares;

     - the Director retires from the Board at or after age 65 after having continuously served as a Director of both ITT Industries and its corporate predecessor;

     - the Director retires at age 72;

     - there is a change in control of the Company;

     - the Director becomes disabled or dies; or

     - the Director resigns from the Board because he or she becomes ill, relocates, enters into government service, or is unable to continue serving as a Director for legal reasons, as described in the 1996 Restricted Stock Plan for Non-Employee Directors.

Directors are reimbursed for the expenses they incur to travel to Board and Committee meetings.

DIRECTOR NOMINATION POLICY.   No one may be nominated for election as a Director
after he or she has reached 72 years of age.

INDEMNIFICATION AND INSURANCE. As permitted by its By-laws, ITT Industries indemnifies the Directors to the full extent permitted by law and maintains insurance to protect the Directors from liabilities whether or not it could otherwise indemnify them. In 1998, ITT Industries prepaid the three-year premium of $1,896,000 for providing liability insurance for its Officers and Directors. ITT Industries also has entered into contracts with each of the non-employee Directors to protect them from liability including situations in which ITT Industries may not continue the insurance. All Directors are covered under a non-contributory group accidental death and dismemberment policy that provides each of them with $750,000 of coverage. They may elect to purchase additional coverage under that policy. Non-employee Directors also may elect to participate in an optional non-contributory group life insurance plan that would provide $100,000 of coverage.

TRANSACTIONS WITH DIRECTORS.   Mr. David-Weill is chairman and chief executive
of Lazard Freres & Co. LLC, which performed various investment banking services for ITT Industries in 1998 and may also perform similar services in 1999. In addition, the ITT Industries Master Retirement Trust invests in funds organized by Lazard Freres and pays fees to the firm for the investment and management services provided to the Trust in connection with those investments.

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION AND PERSONNEL COMMITTEE

The Compensation and Personnel Committee of the Board of Directors establishes executive compensation policies. This report discusses the application of these policies to ITT Industries' executive officers in general and the rationale for the decisions affecting the compensation as reported for 1998 of Travis Engen, Chairman and Chief Executive of ITT Industries. Additionally, this report discusses the elements of compensation for Mr. Engen and each of the four other most highly paid executive officers of ITT Industries. The elements are set forth in the Summary Compensation Table presented herein. The executive compensation programs of ITT Industries are based on competitive compensation practices as well as on the performance measures and policies that focus on the continued growth of shareholder value.

ITT Industries is a global engineering and manufacturing company with leading positions in the markets that it serves. ITT Industries has approximately 33,000 employees located in 45 countries with 1998 sales of nearly $4.5 billion and assets of approximately $5.05 billion. In establishing compensation policies and programs for 1998 and thereafter, the Committee considered the effect of the sale of the automotive Electrical Systems and Brake and Chassis businesses, and compensation provided to executives of corporations similar to ITT Industries in terms of assets, sales and revenues, and earnings. These corporations consisted of leading manufacturing companies from the S&P Industrials Index.

ITT Industries' executive compensation program has been designed to attract, reward, and retain capable and motivated executives and to provide incentives that vary depending upon the attainment of short-term performance objectives and strategic long-term performance goals. The major objective of the long-term incentive program is to provide ITT Industries' executives with incentives directly linked to appreciation in shareholder value.

THE COMPENSATION PROGRAM.   The compensation for ITT Industries' executives
consists of base salary, annual incentives, stock-based programs, long-term incentives, and employee benefits.

- BASE SALARY.

Salaries are set and administered to reflect the value of the job in the marketplace and individual contribution and performance. Based on a recent ITT Industries' compensation survey, ITT Industries' senior executive salaries are at competitive levels. Salaries provide a necessary element of stability in the total pay program. Salary increases are based primarily on merit. The normal interval between salary reviews for all executives during 1998 was twelve months.

At their meeting on October 27, 1998, the Board of Directors approved a title change to Chairman and Chief Executive for Mr. Engen effective on that day. The Committee reviewed Mr. Engen's performance during 1998. As a result of such review, as well as a comparison of competitive compensation practices, the Committee authorized a merit increase of $50,000 for Mr. Engen, to be effective March 1, 1999, raising his annual base salary to $1,050,000.

The Committee will continue to review and assess Mr. Engen's performance, as well as that of all senior executives, and will authorize such salary actions as are appropriate, commensurate with relevant competitive data and the approved ITT Industries salary administration program. As of March 1, 1999, the annual salaries of the other named executive officers of ITT Industries were as follows: Mr. Giuliano, $550,000; Ms. Kunz, $475,000 and Mr. Labrecque, $405,600. Mr. Giuliano was elected President and Chief Operating Officer on October 27, 1998 and his current annual base salary of $550,000 was effective November 1, 1998. Ms. Kunz's annual base salary of $475,000 was effective October 1, 1998 reflecting her additional responsibilities for the Industrial Specialty Group. She was subsequently elected Executive Vice President on October 27, 1998. Mr. Labrecque was elected Executive Vice President on October 27, 1998. Mr. Macher's employment with ITT Industries terminated effective January 31, 1999 following completion of the sale of ITT Industries' automotive Brake and Chassis and Electrical Systems businesses.

- ANNUAL INCENTIVE PLAN.

For 1998, Mr. Engen and the four other highest compensated executives participated in the ITT Industries 1997 Annual Incentive Plan for Executive Officers approved by ITT Industries' shareholders in 1997. Bonus amounts paid under the plan were based on the economic value added performance of ITT Industries during 1998 as compared to the annual performance goals established and approved by the Committee at the beginning of the 1998 performance year. The bonus award approved for Mr. Engen for 1998 performance was in accordance with the incentive plan described herein and is included in the amount included in the Summary Compensation Table following this report. The bonus awards for Mr. Giuliano, Ms. Kunz and Mr. Labrecque for 1998, shown in the Summary Compensation Table following this report, were also in accordance with the incentive plan described herein. Mr. Macher's bonus award of $299,750 was paid in accordance with the approved 1998 incentive plan for ITT Automotive.

At its meeting on February 9, 1999, the Committee approved a change to the bonus formula beginning with performance year 1999. The three-year weighted formula with respect to the ITT Industries 1997 Annual Incentive Plan for Executive Officers was changed to a formula based wholly on the current year's performance. As a result, the portion of the bonus already earned for performance in 1997 and 1998, that would otherwise be payable in 2000 and 2001, has been accelerated and paid in 1999. With respect to Mr. Engen and the four other named executive officers in the Summary Compensation Table, such amounts were as follows: Mr. Engen, $155,179; Mr. Giuliano, $118,167; and Ms. Kunz, $47,575. There were no accelerated payments made to Messrs. Labrecque or Macher.

- STOCK-BASED PROGRAMS.

- STOCK OPTION AWARDS.   Stock option awards provide long-term incentives that
are directly related to the performance of ITT Industries' common stock. Non-qualified stock options have terms of ten years and two days and closely align executives' interests with those of other shareholders. The stock option tables on pages 24 and 25 provide information relating to stock options held by the individuals named in the Summary Compensation Table.

Approximately 1,700,000 shares of non-qualified stock options were granted effective January 4, 1999 to approximately 450 executives under the 1994 ITT Industries Incentive Stock Plan. Grants to the named executive officers were as follows: Mr. Engen, 100,000 shares; Mr. Giuliano, 50,000 shares; Ms. Kunz, 35,000 shares; Mr. Labrecque, 32,000 shares, and Mr. Macher, 32,000 shares. For Mr. Engen and the other named executive officers, such options were granted at an option exercise price of $39.56 per share and will become exercisable upon the earlier of an appreciation in ITT Industries' common stock price of 25% above the grant price for ten consecutive trading days, or nine years from the date of grant. Mr. Macher's options became exercisable in full upon his termination and will remain exercisable for a period of twenty-four months thereafter.

- RESTRICTED STOCK AWARDS.   Following the successful completion of the sale of
ITT Industries' automotive Brake and Chassis and Electrical Systems businesses, the Committee elected to provide a special recognition of the strong performance of certain individuals who made substantial contributions during the strategic review and sale process. A total of 39,000 restricted shares were awarded to twenty-one executives under the 1994 ITT Industries Incentive Stock Plan. Of that amount, an aggregate of 20,000 restricted shares were granted to six executive officers, including Ms. Kunz, who received 4,000 shares. The shares will vest in full three years after September 29, 1998. Restricted stock grants were not made to Messrs. Engen, Giuliano, Labrecque or Macher.

- LONG-TERM INCENTIVE PLAN

The ITT Industries 1997 Long-Term Incentive Plan approved by shareholders in 1997 authorizes performance awards to be made to key employees of ITT Industries at the discretion of the Committee.

The Long-Term Incentive Plan provides that the Committee shall determine size and frequency of awards, the performance measures, performance goals and performance periods. The size of the awards is determined by the Committee in order to meet competitive practice. Payment, if any, of target awards generally will be made at the end of a three-year performance period and will be based on ITT Industries' performance with respect to total shareholder return as measured against the performance of the other S&P Industrial companies as approved by the Committee.

Payment, if any, of awards may be made in whole or in part, at the discretion of the Committee, in the form of cash and/or common stock of ITT Industries. The Long-Term Incentive Plan enables the Committee to make adjustments to awards and increase or decrease payment values based upon events or circumstances, including but not limited to acquisitions or divestitures having a material impact on the overall performance of ITT Industries.

On January 4, 1999, the Committee granted target awards under the Long-Term Incentive Plan to 64 key employees, including Mr. Engen, Mr. Giuliano, Ms. Kunz and Mr. Labrecque. The performance period with respect to the 1999 awards is three years beginning January 1, 1999. The 1999 target awards made to each of the individuals named in the Summary Compensation Table are as follows: Mr. Engen, $953,000; Mr. Giuliano, $476,500; Ms. Kunz, $333,600 and Mr. Labrecque, $305,000. Mr. Macher did not receive a Long-Term Incentive award. Payment, if any, with respect to each award will be in accordance with the established performance measurement formula. The award amounts set forth above would be the amounts payable if the formula results in payment at the 100% level. The 1999 target awards are based on the Company's total shareholder return compared to the other S&P Industrial companies, a measurement that the Committee intends to continue to use for the foreseeable future.

Mr. Engen and the four other highest compensated executives received awards in 1997 under the ITT Industries 1997 Long-Term Incentive Plan. These awards were subject to a two-year performance period ending December 31, 1998 and were subject to achievement of preestablished goals as approved by the Committee in 1997 measuring ITT Industries' performance with respect to total shareholder return as measured against the performance of the other S&P Industrial companies. Long-Term Incentive Plan payments were made in strict accordance with the plan as measured for the period of December 31, 1996 through December 31, 1998 and are shown in the Summary Compensation Table on page 22. Based on the Company's performance at the 70(th) percent rank of the S&P Industrial companies, payout was at 167.251% of target, which was in accordance with the approved formula. The Committee determined that payment be made in a combination of cash and shares of ITT Industries' stock. The shares were purchased on the open market, valued at $39.75 per share, the price as of the close of the measurement period. Payment in cash and stock is to encourage increased share ownership among the company's senior executives.

EMPLOYEE BENEFITS.   Executives also participate in ITT Industries' broad-based employee benefits program which includes a pension program, an investment and savings plan, group medical and dental coverage, group life insurance, and other benefit plans. Mr. Engen and the other named executive officers also participate in certain other benefit programs that are described on pages 26 through 30.

Under the Deferred Compensation Plan, executives with an annual base salary of $200,000 or more may elect to defer receipt of all or a portion of their annual incentive. ITT Industries will credit interest on the deferred compensation based on the performance of benchmark investment funds made available under the plan as selected by the executive.

Although the Committee believes that ITT Industries should strive to structure its compensation program for senior executives in a manner that would permit deductibility under the Internal Revenue Code, it realizes that the overall performance of the senior executives cannot be reduced in all cases to a fixed formula. There may be unusual situations in which the prudent use of discretion in determining pay levels is in the best interest of ITT Industries and its shareholders. Under some circumstances the use of discretion in determining appropriate amounts of compensation may be essential. In those situations where discretion is used, compensation may not be fully deductible on ITT Industries' tax return. However, the Committee does not believe that such loss of deductibility would have any material impact on the financial condition of ITT Industries.

This report is furnished by the members of the Compensation and Personnel Committee.

                               Robert A. Burnett, Chairman of the Committee
                               Curtis J. Crawford
                               Edward C. Meyer

                               PERFORMANCE GRAPH

                                                                                                              S&P MANUFACTURING
                                       ITT INDUSTRIES INC.          S&P 500[         S&P INDUSTRIALS INDEX   (DIVERSIFIED) INDEX
                                       -------------------          --------         ---------------------   -------------------
12/15/1995                                     100                    100                     100                    100
12/31/1996                                     112                    123                     123                    139
12/31/1997                                     146                    164                     161                    165
12/31/1998                                     189                    211                     215                    191

                       COMPENSATION OF EXECUTIVE OFFICERS

The following table shows the annual and long-term compensation paid during the three-year period ended December 31, 1998 to the chief executive and the four other most highly paid executive officers of ITT Industries.

                                                          SUMMARY COMPENSATION TABLE
                                                          ----------------------------------------

                                                              ANNUAL                 LONG-TERM COMPENSATION
                                                           COMPENSATION
                                                                                                    LONG-
                                                                                                    TERM       RESTRICTED
                                                                                     SECURITIES   INCENTIVE    STOCK AND
                                                                      OTHER ANNUAL   UNDERLYING     PLAN       ALL OTHER
                                                SALARY      BONUS     COMPENSATION    OPTIONS      PAYOUTS    COMPENSATION
NAME AND PRINCIPAL POSITION              YEAR     ($)      ($)(3)        ($)(4)        (#)(5)      ($)(6)        ($)(7)
Travis Engen,                            1998   982,692   1,311,179       7,114       100,000      702,454       34,394
 Chairman and Chief Executive -- ITT     1997   882,692     907,380       2,799       120,000           --       30,894
 Industries                              1996   783,077     937,920          --       150,000           --       27,408
Louis J. Giuliano,                       1998   448,057     595,017       7,414        32,000      204,882       15,682
 President and Chief Operating           1997   413,231     286,000       7,737        35,000           --       14,360
 Officer -- ITT Industries               1996   395,769     257,928       5,278        70,000           --       13,852
Heidi Kunz,                              1998   424,323     404,490       6,759        32,000      204,882      153,224
 Executive Vice President and Chief      1997   389,885     236,000         750        35,000           --       13,646
 Financial Officer -- ITT Industries     1996   375,000     241,808     258,195       145,000           --        5,250
Richard J. Labrecque(1),                 1998   387,403     234,791          --        32,000      204,882       13,559
 Executive Vice President -- ITT         1997   345,885     230,000         887        35,000           --       12,106
 Industries & President and Chief        1996   317,000     209,567          --        60,000           --       11,096
 Executive Officer -- ITT Fluid
 Technology
Frank E. Macher(2),                      1998   518,935     299,750       1,914        32,000      523,613       17,300
 Senior Vice President -- ITT            1997   278,649     300,000      74,473        70,000           --        7,215
 Industries & President and Chief
 Executive Officer -- ITT Automotive

(1) Mr. Labrecque was elected an executive officer of ITT Industries effective March 1, 1996.

(2) Mr. Macher was elected an executive officer of ITT Industries effective June 19, 1997. His employment with ITT Industries terminated effective January 31, 1999. In connection with his termination, Mr. Macher will receive an aggregate amount of $1,324,000 in consideration of his execution of a two year non-competition agreement. In addition, Mr. Macher received $1,745,000 reflecting his management role associated with the sale of the automotive businesses and his severance following completion of those transactions.

(3) In addition to regular annual incentive payments, amounts in this column include payments accelerated to 1999 with respect to the change to the bonus formula described in the Report of the Compensation and Personnel Committee as follows: Mr. Engen, $155,179; Mr. Giuliano, $118,167; Ms. Kunz, $47,575.
    No payments were made to Messrs. Labrecque or Macher as a result of the change in the bonus formula.

(4) Amounts shown in this column for Mr. Engen, Mr. Giuliano, Ms. Kunz, Mr. Labrecque and Mr. Macher are tax reimbursement allowances which are intended to offset the inclusion in taxable income of the value of certain benefits. The amounts included for Ms. Kunz during 1996 reflect tax reimbursement allowances of $108,195 related to reimbursed relocation expense and $150,000 pursuant to her offer of employment. The amounts included for Mr. Macher during 1997 reflect tax reimbursement allowances of $60,398 related to reimbursed relocation expense.

(5) The named executive officers do not hold any stock appreciation rights in connection with the options shown. Mr. Macher's stock options granted in 1997 were pursuant to his offer of employment.

(6) Amounts shown in this column represent the aggregate payout value of the 1997 target award subject to a 2-year performance period ending December 31, 1998. Payments of the aggregate amounts were made 50% in the form of cash and 50% in the form of shares of ITT Industries' common stock valued at $39.75 per share, the closing price on December 31, 1998. The shares issued to the named officers were as follows: Mr. Engen, 8,835 shares; and 2,577 shares each to Mr. Giuliano, Ms. Kunz, Mr. Labrecque and Mr. Macher. Mr. Macher also received a cash payment of $318,731 for the balance of his 1997 target award and for his 1998 target award, which was based on a prorated amount with respect to company performance measured as of January 31, 1999.

(7) All amounts shown in this column for all named executive officers are company contributions under the ITT Industries Investment and Savings Plan for Salaried Employees and the ITT Industries Excess Savings Plan, which are defined contribution plans. ITT Industries makes a matching contribution in an amount equal to 50% of an employee's contribution, such matching contribution not to exceed three percent (3%) of such employee's salary. Under these plans, ITT Industries also makes a non-matching contribution equal to one-half of one percent ( 1/2 of 1%) of an employee's salary. Ms. Kunz's amount includes $138,373, representing the value of 4,000 shares of restricted stock awarded on September 29, 1998 in connection with the completion of the sales of ITT Industries' automotive Electrical Systems and Brake and Chassis businesses. The shares are subject to a three-year restriction period during which time Ms. Kunz will be entitled to dividends paid on ITT Industries' common stock and she will have the right to vote the shares.

OPTION GRANTS DURING 1998

The following table provides information about options granted on January 2, 1998 to the chief executive and the four other most highly paid executive officers of ITT Industries. When they were granted, the options were to become exercisable upon the earlier of

     - a 25% increase in the stock price above the option exercise price that remains at or above such level for ten consecutive trading days or

     - the ninth anniversary of the date the options were granted.

The options became exercisable on January 11, 1999.

                                       INDIVIDUAL GRANTS                    POTENTIAL REALIZABLE
                       -------------------------------------------------      VALUE AT ASSUMED
                       NUMBER OF     % OF TOTAL                             RATES OF STOCK PRICE
                       SECURITIES     OPTIONS                                 APPRECIATION FOR
                       UNDERLYING    GRANTED TO                                OPTION TERM(1)
                        OPTIONS     EMPLOYEES IN   EXERCISE   EXPIRATION   -----------------------
NAME                    GRANTED         1998        PRICE        DATE          5%          10%
----                   ----------   ------------   --------   ----------   ----------   ----------
Travis Engen.........   100,000         4.7%        $31.13     1-4-2008    $1,958,000   $4,961,000
Louis J. Giuliano....    32,000         1.5%        $31.13     1-4-2008    $  626,560   $1,587,520
Heidi Kunz...........    32,000         1.5%        $31.13     1-4-2008    $  626,560   $1,587,520
Richard J.
  Labrecque..........    32,000         1.5%        $31.13     1-4-2008    $  626,560   $1,587,520
Frank E. Macher(2)...    32,000         1.5%        $31.13    1-31-2001    $  157,020   $  329,730

-------------------------

(1) At the end of the term for the options granted on January 2, 1998, the projected price of a share of ITT Industries' common stock would be $50.71 and $80.74 at assumed annual appreciation rates of 5% and 10%.

(2) Mr. Macher's options will be exercisable for a period of twenty-four months after his termination date or through January 31, 2001. Amounts shown for Mr. Macher project potential realizable value through January 31, 2001. The projected price of a share of ITT Industries common stock would be $36.04 and $41.43 at assumed annual appreciation rates of 5% and 10%.

    AGGREGATED OPTION EXERCISES DURING 1998 AND YEAR-END OPTION VALUES

The table below provides information about

     - options exercised during 1998 by Mr. Engen and the other named executive officers, and

     - the value of each of their unexercised options at December 31, 1998, calculated using the $39.75 closing price of the ITT Industries' common stock on December 31, 1998.

                                                      NUMBER OF SECURITIES          VALUE OF UNEXERCISED,
                                                     UNDERLYING UNEXERCISED             IN-THE-MONEY
                        NUMBER OF                          OPTIONS AT                  OPTIONS HELD AT
                         SHARES                          FISCAL YEAR-END             FISCAL YEAR-END($)
                       ACQUIRED ON      VALUE      ---------------------------   ---------------------------
        NAME            EXERCISE     REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----           -----------   -----------   -----------   -------------   -----------   -------------
Travis Engen.........      --            --         1,826,686       100,000      44,121,722       862,000
Louis J. Giuliano....      --            --           772,456        32,000      17,044,867       275,840
Heidi Kunz...........      --            --           180,000        32,000       2,754,100       275,840
Richard J.
  Labrecque..........      --            --           172,606        32,000       3,076,387       275,840
Frank E. Macher......      --            --            70,000        32,000         865,900       275,840

LONG-TERM INCENTIVE PLAN -- 1998 AWARDS

The following table provides information about target awards made to each of the named executive officers during 1998. The final payment value, if any, of the target awards will be determined based on ITT Industries' total shareholder return performance measured against the other S&P Industrial companies. Payment, if any, would be made following the completion of the three-year performance period.

                                                                  ESTIMATED FUTURE PAYOUTS
                                                                       UNDER NON-STOCK
                          NUMBER OF        PERFORMANCE OR             PRICE-BASED PLANS
                        SHARES, UNITS    OTHER PERIOD UNTIL   ---------------------------------
                       OR OTHER RIGHTS     MATURATION OR      THRESHOLD    TARGET     MAXIMUM
        NAME             AWARDED(#)            PAYOUT            ($)        ($)         ($)
        ----           ---------------   ------------------   ---------   --------   ----------
Travis Engen.........        --          1/1/98-12/31/2000    $477,500    $955,000   $1,910,000
Louis J. Giuliano....        --          1/1/98-12/31/2000    $152,800    $305,600   $  611,200
Heidi Kunz...........        --          1/1/98-12/31/2000    $152,800    $305,600   $  611,200
Richard J.
  Labrecque..........        --          1/1/98-12/31/2000    $152,800    $305,600   $  611,200
Frank E. Macher(1)...        --

(1) See note (6) to the Summary Compensation Table for details of the distribution made to Mr. Macher in connection with his 1998 award under the Long-Term Incentive Plan.

EMPLOYMENT AGREEMENT WITH THE CHIEF EXECUTIVE

ITT Industries has entered into an employment agreement with Travis Engen, the Chief Executive, which provides that he will

     - be paid a base salary of not less than $700,000 per year;

     - participate in ITT Industries' benefit plans and be eligible to receive awards under its incentive compensation plans;

     - continue as Chairman and Chief Executive through December 31, 1999;

     - if he is terminated without cause, be paid his base salary and receive a decreasing percentage of the average bonus he had been paid in the three calendar years that immediately preceded his termination. Any payments to him would be made in equal monthly installments, and would continue until the employment agreement expires or he is disqualified from continuing to receive the payments. If Mr. Engen accepted other full time employment after he had been terminated, he could, at ITT Industries' discretion, be paid the balance of any amounts payable to him under the employment agreement in a lump sum. As long as Mr. Engen continued to receive any payments under the employment agreement, he would be eligible to participate in ITT Industries' salaried retirement plan, investment and savings plan, medical, dental and group life insurance plans and to exercise his outstanding stock options.

     - In lieu of the termination payments and benefits described above, if Mr. Engen were entitled to receive a payment under any of ITT Industries' severance or termination allowance plans and that payment would be greater than the salary payable to him under the employment agreement, then he would receive the greater amount.

     - An amendment to the employment agreement provides Mr. Engen with severance benefits that are substantially similar to and at the highest levels of the SPECIAL SENIOR EXECUTIVE SEVERANCE PAY PLAN that is described below. Benefits would be payable in certain circumstances where his employment is terminated within two years of the occurrence of an acceleration event as defined in the CHANGE OF CONTROL ARRANGEMENTS that are described below.

SENIOR EXECUTIVE SEVERANCE PAY PLAN

Senior executives who are U. S. citizens or who are employed in the United States are covered by the Senior Executive Severance Pay Plan. If a covered executive is terminated by ITT Industries other than for cause, that executive would be eligible to receive severance pay in an amount up to 24 months of his or her base salary. The number of months of severance pay an executive would receive would depend upon his or her length of service. The amount paid could not exceed the executive's base salary for the period remaining from the date of termination through his or her normal retirement date, nor could the amount be greater than two times the executive's total annual compensation during the year immediately preceding termination. The payment of severance would be subject to the executive's compliance with non-competition provisions of the plan and with ITT Industries' Code of Corporate Conduct.

If a covered executive receives other compensation from ITT Industries, the amount of that compensation could be used to offset amounts otherwise payable under the Senior Executive Severance Pay Plan. Severance payments under this plan ordinarily would be made monthly; however, ITT Industries has the option of making a single lump sum payment discounted to present value.

Mr. Giuliano, Ms. Kunz and Mr. Labrecque participate in this plan. Mr. Engen is not covered by this plan, although his employment agreement provides that he would be entitled under similar circumstances to receive comparable benefits.

SPECIAL SENIOR EXECUTIVE SEVERANCE PAY PLAN

This plan provides severance benefits for covered executives whose employment is terminated under conditions specified in the plan within two years after the occurrence of an acceleration event as defined in the CHANGE OF CONTROL ARRANGEMENTS described below. The plan provides two levels of benefits for covered executives, based on their position within the Company. At the highest level of benefits, if an executive were terminated within two years of an acceleration event, he or she would be entitled to

     - three times the highest annual base salary rate and three times the highest bonus paid or awarded to him or her during the three years immediately preceding termination;

     - continuation of health and life insurance benefits and certain perquisites at the same levels for three years;

     - payment of a lump sum equal to the difference between the total lump sum value of his or her pension benefits under the company's pension plans and the total lump sum value of his or her pension benefit under the pension plans after granting an additional three years of age and eligibility and benefit service using the highest annual base salary rate and bonus as determined under the pension plan;

     - credit for an additional three years of eligibility service under the retiree health and retiree life insurance benefits;

     - a payment representing three year's of company's contributions to the Investment and Savings Plan and the Excess Savings Plan; and

     - tax gross-up of certain of the payments.

Mr. Giuliano, Ms. Kunz, and Mr. Labrecque are covered at the highest level of benefits. Mr. Engen is not covered by this plan, although his employment agreement provides that he would be entitled under similar circumstances to receive benefits comparable to those that would be paid at the highest level.

Other levels of covered executives would receive benefits at somewhat lesser amounts.

CHANGE OF CONTROL ARRANGEMENTS

The payment or vesting of awards or benefits under the benefit plans listed below would be accelerated upon the occurrence of a change of control of ITT Industries. There would be a change of control if one of the following acceleration events occurred:

1. A report on Schedule 13D would be filed with the Securities and Exchange Commission disclosing that any person, other than ITT Industries or one of its subsidiaries or any employee benefit plan that is sponsored by ITT Industries or a subsidiary, had become the beneficial owner of 20% or more of ITT Industries' outstanding stock;

2. A person other than ITT Industries or one of its subsidiaries or any employee benefit plan that is sponsored by ITT Industries or a subsidiary would purchase ITT Industries' shares in connection with a tender or exchange offer, if the person purchasing the shares is the beneficial owner of 15% or more of ITT Industries' outstanding shares;

3.   the shareholders would approve

     (a) any consolidation or merger of ITT Industries in which it would not be the continuing or surviving corporation or the company's shares would be converted into cash, securities or other property, unless the transaction was a merger in which the shareholders of ITT Industries immediately prior to the merger would have the same proportionate ownership of the surviving corporation that they held immediately prior to the merger; or

     (b) any sale, lease, exchange or other transfer of all or substantially all of the company's assets; or

4. a majority of the members of the Board of Directors would change within a 12-month period, unless the election or nomination of each of the new Directors had been approved by two-thirds of the Directors still in office who had been Directors at the beginning of the 12-month period.

The following benefit plans have change of control provisions:

     - the 1986 Incentive Stock Plan;

     - the 1994 Incentive Stock Plan;

     - the 1997 Annual Incentive Plan for Executive Officers;

     - the 1997 Annual Incentive Plan;

     - the 1997 Long-Term Incentive Plan;

     - the Special Senior Executive Severance Pay Plan;

     - the Deferred Compensation Plan;

     - the Excess Saving Plan;

     - the Excess Pension Plans; and

     - the Salaried Retirement Plan.

SALARIED RETIREMENT PLAN

Most of ITT Industries' salaried employees who work in the United States participate in the Salaried Retirement Plan. Under the plan, a participant's annual pension would be the total of

     - 2% of his or her average final compensation for each of the first 25 years of benefit service,

     - plus 1 1/2% of his or her average final compensation for each of the next 15 years of benefit service reduced by

     - 1 1/4% of his or her primary Social Security benefit for each year of benefit service up to a maximum of forty years, except that no more than 1/2 of the primary Social Security benefit would be taken into account to calculate the reduction.

       Average final compensation (including salary plus approved bonus payments) is the total of

     - the participant's average annual base salary for the five calendar years of the last 120 consecutive calendar months of eligibility service that would result in the highest average annual base salary amount, plus

     - the participant's average annual compensation, not including base salary, for the five calendar years of the participant's last 120 consecutive calendar months of eligibility service that would result in the highest average annual compensation amount.

The following table illustrates estimated annual benefits (not including Social Security reductions) that would be payable to a participant who retired at age 65:

PENSION PLAN TABLE

                                 YEARS OF BENEFIT SERVICE
AVERAGE FINAL   ----------------------------------------------------------
COMPENSATION       10         15          20           25           40
-------------   --------   --------   ----------   ----------   ----------
 $  600,000     $120,000   $180,000   $  240,000   $  300,000   $  435,000
    800,000      160,000    240,000      320,000      400,000      580,000
  1,000,000      200,000    300,000      400,000      500,000      725,000
  1,200,000      240,000    360,000      480,000      600,000      870,000
  1,400,000      280,000    420,000      560,000      700,000    1,015,000
  1,600,000      320,000    480,000      640,000      800,000    1,160,000
  1,800,000      360,000    540,000      720,000      900,000    1,305,000
  2,000,000      400,000    600,000      800,000    1,000,000    1,450,000
  2,500,000      500,000    750,000    1,000,000    1,250,000    1,812,500
  3,000,000      600,000    900,000    1,200,000    1,500,000    2,175,000

-------------------------

(1) Amounts shown under Salary and Bonus opposite the names of the chairman and chief executive and the executive officers shown on the Summary Compensation Table comprise their compensation for purposes of determining average final compensation.

(2) The years of benefit service through December 31, 1998 are: Mr. Engen, 13.73 years; Mr. Giuliano, 10.50 years; Ms. Kunz, 3.06 years; Mr. Labrecque, 16.70 years; and Mr. Macher, 1.54 years.

Participants who retire at or after they reach 60 years of age and have completed at least 15 years of eligibility service would receive undiscounted early retirement pensions. Participants become vested in their accrued pension benefits after they complete five years of eligibility service.

Federal law limits the amount of benefits that could be paid and the amount of compensation that could be recognized under tax-qualified retirement plans. As a consequence, ITT Industries has established and maintains non-qualified, unfunded Excess Pension Plans to pay retirement benefits that could not be paid from the Salaried Retirement Plan. Benefits under the Excess Pension Plans are generally paid directly by ITT Industries. There also is an excess plan trust under which excess benefits accrued by certain of the officers are funded. Generally, participating officers could elect to receive their excess benefit in a single discounted lump sum payment.

In the event of a change of control, any excess benefit would be immediately payable and would be paid in a single discounted lump sum.

                       OWNERSHIP OF ITT INDUSTRIES' STOCK

The following table lists information reported to the Securities and Exchange Commission by persons who owned more than 5% of ITT Industries' outstanding common stock as of the dates of their reports.

                                                         AMOUNT AND
                                                          NATURE OF
NAME AND ADDRESS                                         BENEFICIAL     PERCENT OF
OF BENEFICIAL OWNER                                       OWNERSHIP       CLASS
-------------------                                      -----------    ----------
BARROW, HANLEY, MEWHINNEY & STRAUSS, INC.(1)...........  10,699,300       10.3%
One McKinney Plaza
3232 McKinney Avenue,15th Floor
Dallas, TX 75204-2429
MERRILL LYNCH & CO., INC.(2)...........................   7,778,608        6.5%
World Financial Center
North Tower
250 Vesey Street
New York, NY 10381
OPPENHEIMER CAPITAL(3).................................   6,755,900        5.7%
Oppenheimer Tower
World Financial Center
New York, NY 10281
TRIMARK FINANCIAL CORPORATION(4).......................   5,145,000        5.0%
One First Canadian Place
Suite 5600, P.O. Box 487
Toronto, Ontario M5X 1E5

-------------------------

(1) As reported on a Schedule 13G dated February 12, 1999, Barrow, Hanley, Mewhinney & Straus, Inc. have sole voting power with respect to 609,400 shares, shared voting power with respect to 10,089,900 shares, and sole dispositive power with respect to 10,699,300 shares. The 10,699,300 shares include 9,282,100 shares reported by Vanguard/Windsor Funds, Inc. -- Windsor II a Schedule 13G dated February 10, 1999.

(2) As reported on a Schedule 13G dated February 14, 1999, Merrill Lynch & Co. has shared power with Merrill Lynch Asset Management Group to vote and dispose of their reported shares.

(3) As reported on a Schedule 13G dated February 16, 1999, Oppenheimer Capital has shared voting and dispositive power with respect to their reported shares.

(4) As reported on a Schedule 13G dated February 1, 1999, Trimark Financial Corporation has sole power to vote and dispose of their reported shares.

              STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows, as of January 31, 1999, the beneficial ownership of ITT Industries' common stock by each Director and by each of the executive officers named in the Summary Compensation Table, and by all Directors and Executive Officers as a group.


                                                               OPTIONS
                                                             EXERCISABLE     TOTAL SHARES
                                                 SHARES     AS OF APRIL 1,   BENEFICIALLY
          NAME OF BENEFICIAL OWNER               OWNED           1999          OWNED
Rand V. Araskog                                   360,116            --         360,116
Robert A. Burnett                                  11,609            --          11,609
Curtis J. Crawford                                  4,086            --           4,086
Michel David-Weill                                  5,180            --           5,180
Travis Engen                                    139,620(1)    1,926,686       2,066,306
Christina A. Gold                                   2,404            --           2,404
Edward C. Meyer                                     6,680            --           6,680
Linda S. Sanford                                    1,058            --           1,058
Sidney Taurel                                       5,560            --           5,560
Louis J. Giuliano                                   9,978       804,456         814,434
Heidi Kunz                                          7,210       212,000         219,210
Richard J. Labrecque                               16,982       204,606         221,588
Frank E. Macher                                     3,054       134,000         137,054
All Directors and Executive Officers as a
  Group (23)                                      686,127     4,315,940       5,002,067

(1) 100 of these shares are held jointly by Mr. Engen's wife.

The number of shares beneficially owned by each Director or Executive Officer has been determined under rules of the Securities and Exchange Commission, which provide that beneficial ownership includes any shares as to which a person has sole or shared voting or dispositive power, and any shares which the person would have the right to acquire beneficial ownership within 60 days through the exercise of any stock option or other right (for purposes of the table above, April 1, 1999).

Unless otherwise indicated, each director or executive officer has sole dispositive and voting power, or shares those powers with his or her spouse.

As of January 31, 1999, Mr. Engen owned beneficially 2.2%, and all Directors and Executive Officers as a group owned 5.4% of the shares outstanding. No other Director or Executive Officer owned in excess of one percent of the shares outstanding.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.   Section 16(a) of the
Securities Exchange Act of 1934 requires Directors and Executive Officers to file reports with the Securities and Exchange Commission concerning changes in their ownership of ITT Industries equity securities. One director, Rand V. Araskog, filed a late report concerning the transfer of 19,839 shares of ITT Industries' common stock from his ITT Corporation investment and savings plan account in connection with the acquisition of that company by an unrelated company.

[ITT INDUSTRIES
    LOGO]
                     VOTE BY TELEPHONE OR INTERNET OR MAIL
                         24 HOURS A DAY, 7 DAYS A WEEK

                                   TELEPHONE
                                  800-481-9815
Use any touch-tone telephone to vote your proxy. Have your proxy form in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the simple directions.

                                    INTERNET
                        http://proxy.shareholder.com/iin
Use the Internet to vote your proxy. Have your proxy form in hand when you access the website. You will be prompted to enter your control number, located in the box below, to create an electronic ballot.

                                      MAIL
Mark, sign and date your proxy form and return it in the postage-paid envelope we have provided.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned the proxy form.

If you have submitted your proxy by telephone or the Internet, there is no need for you to mail back your proxy.

               CALL TOLL-FREE TO VOTE * IT'S FAST AND CONVENIENT
                                 800-481-9815

-----------------------------------


       CONTROL NUMBER FOR
  TELEPHONE OR INTERNET VOTING
-----------------------------------

                     DETACH PROXY FORM HERE IF YOU ARE NOT
                        VOTING BY TELEPHONE OR INTERNET
-------------------------------------------------------------------------------
[ ]


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS A AND B.

? Election of Directors  FOR all nominees [ ]  WITHHOLD AUTHORITY to vote    [ ]
                       listed below          for all nominees listed below

                       *EXCEPTIONS [ ]

Nominees: 01 - Travis Engen, 02 - Rand V. Araskog, 03 - Robert A. Burnett,
          04 - Curtis J. Crawford, 05 - Michel David-Weill,
          06 - Christina A. Gold, 07 - Edward C. Meyer, 08 - Linda S. Sanford, and 09 - Sidney Taurel.
INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK
THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

Exceptions
           --------------------------------------------------------------------

? Arthur Andersen LLP as Independent Auditors.

FOR [ ]   AGAINST [ ]   ABSTAIN [ ]

If you do not wish to receive an Annual
Report for this account, please mark this box.  [ ]

To change your address please mark
this box and correct at left.                   [ ]

(When signing as attorney, executor, administrator, trustee, or guardian give full title. If more than one trustee, all should sign.)

Dated:                                            1999
      -------------------------------------------

------------------------------------------------------
           Signature of Share Owner(s)

------------------------------------------------------
           Signature of Share Owner(s)

           Votes Must be indicated [X]
                     ?

              Please Detach Here
*   You Must Detach This Portion of the Proxy Card   *
     Before Returning it in the Enclosed Envelope

[ITT INDUSTRIES
     LOGO]

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ITT INDUSTRIES FOR THE ANNUAL MEETING TO BE HELD MAY 13, 1999:

The shareholder(s) whose signature(s) appear(s) on the reverse side of this proxy form hereby appoint(s) Robert W. Beicke, Gwenn L. Carr and Vincent A. Maffeo, or any of them, each with full power of substitution as proxies, to vote all shares of ITT Industries common stock that the shareholder(s) would be entitled to vote on all matters that may properly come before the 1999 Annual Meeting and at any adjournments or postponements. The proxies are authorized to vote in accordance with the specifications indicated by the shareholder(s) on the reverse side of this form. If this form is signed and returned by the shareholder(s), and no specifications are indicated, the proxies are authorized to vote as recommended by the Board of Directors. In either case, if this form is signed and returned, the proxies thereby will be authorized to vote in their discretion on any other matters that may be presented for a vote at the meeting and at adjournments or postponements.

The nominees for election as Directors are: 01 - Travis Engen, 02 - Rand V. Araskog, 03 - Robert A. Burnett, 04 - Curtis J. Crawford, 05 - Michel David-Weill, 06 - Christina A. Gold, 07 - Edward C. Meyer, 08 - Linda S. Sanford, and 09 - Sidney Taurel.

                         * * * * * * * * * * * * * * *

FOR PARTICIPANTS IN THE ITT INDUSTRIES SAVINGS PLANS FOR SALARIED EMPLOYEES:

The Trustee will vote the shares credited to your account in the savings plan in accordance with the specifications that you indicate on the reverse. If you sign and return the form, but do not indicate your voting specifications, the Trustee will vote as recommended by the Board of Directors. The trustee will vote the shares for which no form has been returned in the same proportion as those shares for which it received voting specifications. The Trustee will exercise its discretion in voting on any other matter that may be presented for a vote at the meeting and at adjournments or postponements.

ITT INDUSTRIES
P.O. BOX 11005
NEW YORK, N.Y. 10203-0005

(Continued, and to be dated and signed on the reverse side.)